Exhibit 4.203

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 137567 dated February 15, 2016

For the provision of

telematic communication services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

dated February 15, 2021

This license is granted on the basis of the decision of the licensing authority - Order No. 736-рсч of November “20”, 2015

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA OGRN 1087746736296

CN 074388

Annex to License No. 137567 **

License requirements

1. Mobile TeleSystems Public Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS PJSC

OGRN 1027700149124		INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 15.02.2016.

3. The Licensee shall provide communication services under the license only in the territory of the following constituent entities of the Russian Federation:

the Komi Republic, the Udmurt Republic;

the Perm Territory;

the Amur Region, the Belgorod Region, the Bryansk region, the Vladimir Region, the Voronezh Region, the Ivanovo Region, the Kaluga Region, the Kirov Region, the Kostroma Region, the Kurgan Region, the Kursk Region, the Lipetsk Region, the Moscow Region, the Nizhniy Novgorod Region, the Omsk Region, the Orenburg Region, the Orel Region, the Pskov Region, the Ryazan Region, the Sverdlovsk Region, the Smolensk Region, the Tambov Region, the Tver Region, the Tula Region, the Tyumen Region, the Chelyabinsk Region, the Yaroslavl Region;

Moscow;

the Khanty-Mansijsk Autonomous District — Yugra, the Yamalo-Nenets Autonomous District.

4. The Licensee under this license shall provide the following to the subscribers and (or) users *:

a) access to the Licensee’s communication network;

b) access to information systems of information and telecommunication networks, including the Internet;

c) reception and transmission of telematic electronic messages;

d) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

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6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting data network of the licensee to the public telecommunications network, connecting other communication networks to data transmission network of the Licensee , accounting and transit of traffic in data transmission network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. This license has been issued based on the results of the application for renewal of the license No. 80186 dated 15.02.2011 without bidding (auction, tender). There are no licensing requirements to the Licensee’s commitments made with participation in the bidding (auction, tender) to obtain the appropriate license.

8. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

9. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

10. Licensee is not a universal service operator. There are no licensing requirements for the provision of universal services in accordance with agreements for provision of universal communications services concluded with the authorized executive body.

11. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to telematic communications services and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of renewing the license No. 80186 dated 15.02.2011.

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Laced, numbered and sealed

3 (three) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
27 NOV 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA OGRN 1087746736296

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